                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE               Contact:
                                    Robert A. Virtue, President
                                    Douglas A. Virtue, Executive Vice President
                                    Robert E. Dose, Chief Financial Officer
                                    Virco Mfg. Corporation
                                    (310) 533-0474


                      Virco Announces First Quarter Results


Torrance, California, June 04, 2004 - Virco Mfg. Corporation (AMEX: VIR) today released its first quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO.

Neither market conditions nor internal operations have changed significantly since the release of our Annual Report. Incoming orders and shipments are both essentially even with last year, further confirming that we have reached the bottom of this particular recession.

Here are the numbers for the first quarter:

                                                       Three Months Ended
                                                   04/30/2004      04/30/2003
                                                    --------        --------
                                              (In thousands, except per share data)
Sales                                               $ 30,321        $ 31,180
Cost of sales                                         20,004          20,769
                                                    --------        --------
Gross margin                                          10,317          10,411
Selling, general, & administrative                    14,541          16,596
Interest expense                                         377             394
                                                    --------        --------
Loss before income taxes                              (4,601)         (6,579)
Income tax benefit                                        --          (2,566)
                                                    --------        --------
Net loss                                            $ (4,601)       $ (4,013)
                                                    ========        ========
Net loss per share                                  $  (0.35)       $  (0.31)

Weighted average shares outstanding-basic (a)         13,096          13,110

(a) Net losses per share were calculated based on basic shares outstanding at April 30, 2004 and 2003 due to the anti-dilutive effect on the inclusion of common stock equivalent shares.



                                     04/30/2004            01/31/2004
                                     ----------            ----------
                                   (In thousands, except per share data)
Current assets                        $63,613               $51,386
Non-current assets                     73,083                74,882
Current liabilities                    37,084                25,982
Non-current liabilities                41,861                37,934
Stockholders' equity                   57,751                62,352

Operating costs are down 11%, consistent with our projections from last autumn's downsizing. Higher steel prices have offset about half of these operating savings. Due to fixed-price annual contracts with a number of our public school customers, we will only be able to pass on a portion of these higher raw material costs in fiscal 2004. We are raising prices on contracts for 2005 delivery, even though not all of our competitors are following suit.

Pricing in our market continues to be erratic, with extreme highs and lows being reported from all regions. We believe this erratic pricing reflects financial pressures, sometimes at the dealer level, as opposed to improved operating efficiencies among manufacturing competitors. We continue to benchmark the cost of imports and we don't think they're responsible for the volatility.

Among our other initiatives, new product development continues to head the list. We'll be unveiling Zuma(TM), an elegant and affordable line of ergonomic classroom furniture, on June 14 at NeoCon in Chicago. Several other major projects are following close behind, with release dates planned by spring of next year. Together, this current crop of new products is intended to fill gaps in our product offering as well as supporting new trends in classroom instruction.

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies, our ability to continue to control costs and inventory levels, the potential impact of our Assemble-to-Ship program on earnings, market demand, pricing and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the markets for school and office furniture generally and specifically in areas and with customers with which we conduct our principal business activities, customer confidence, and competition. See our Annual Report on Form-10K for year ended January 31, 2004, and other materials filed with the Securities and Exchange Commission for further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.


                                  END OF FILING